EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), RELM WIRELESS CORPORATION, a Nevada corporation (“Relm Wireless”), and RELM COMMUNICATIONS, INC., a Florida corporation “Relm Communications”; Relm Wireless and Relm Communications are sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank.  The parties agree as follows:

ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Unless the context specifically directs otherwise, calculations and determinations of accounting terms must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

LOAN AND TERMS OF PAYMENT

2.1

Promise to Pay.  Borrowers, jointly and severally, hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1

Revolving Advances.

(a)

Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)

Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2

Letters of Credit Sublimit.

(a)

As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for either or both Borrowers’ account.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate amount available to be used for the issuance of Letters of Credit may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services and the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the FX Reserve.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for such Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for such Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following either Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)

The joint and several obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)

Each Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to such Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)

To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3

Foreign Exchange Sublimit.  As part of the Revolving Line, each Borrower may enter into foreign exchange contracts with Bank under which such Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”).  The aggregate amount of FX Forward Contracts for both Borrowers at any one time may not exceed ten (10) times the amount of the FX Reserve.  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4

Cash Management Services Sublimit.  Borrowers may use up to the full amount of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of either Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.2

Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrowers shall immediately pay to Bank in cash such excess.

2.3

Payment of Interest on the Credit Extensions.

(a)

Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to 1.00 percentage points above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below; provided, however, that during any period in which the Borrowers’ quarterly Net Income, as reflected on the Compliance Certificate most recently delivered in accordance with the terms of this Agreement, is greater than $1,000,000, the amounts outstanding under the Revolving Line shall accrue interest at a rate per annum equal to one half of a percentage point (0.50%) above the Prime Rate; provided, further, that during any period for which the Borrowers have failed to timely deliver a Compliance Certificate as required under Section 6.2(v), the Borrowers’ quarterly Net Income shall, for purposes of this Section, be deemed to be less than $1,000,000.  Adjustments in the interest rate resulting from a change (or deemed change) in quarterly Net Income as of the last day of any quarter shall be effective following delivery of the Compliance Certificate reflecting such change (or upon the failure to so deliver such Compliance Certificate when due), and, subject to clause (b) below, the applicable margin used to determine the interest rate hereunder shall remain in effect until delivery (or, if not delivered, on the due date) of the Compliance Certificate for the last day of next quarter.  Accrued interest on amounts outstanding under the Revolving Line shall be payable monthly.

(b)

Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)

Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)

360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)

Debit of Accounts.  Bank may debit any of either Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owe Bank when due.  These debits shall not constitute a set-off.

(f)

Payments.  Unless otherwise provided, interest is payable monthly on the first calendar day of each month.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4

Fees.  Borrowers shall pay to Bank:

(a)

Commitment Fee.  A fully earned, non-refundable commitment fee of $25,000, on the Effective Date;

(b)

Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of two percent (2.00%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;

(c)

Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to three tenths of one percent (0.30%) per annum of the average unused portion of the Revolving Line, as determined by Bank.  The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts.  Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(d)

Early Termination Fee.  If this Agreement, or the Revolving Line, is terminated or reduced for any reason by either Borrower prior to the Revolving Line Maturity Date, Borrowers shall pay to Bank a termination fee in an amount equal to one percent (1.0%) of the Revolving Line (or, in the case of a reduction of the Revolving Line, of the amount of such reduction), provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank.  The termination fee shall be due and payable on the effective date of termination or reduction and thereafter shall bear interest at a rate equal to the highest rate applicable hereunder to any of the Obligations.

(e)

Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

CONDITIONS OF LOANS

3.1

Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrowers shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)

duly executed original signatures to the Loan Documents to which it is a party;

(b)

duly executed original signatures to the Control Agreement(s);

(c)

their Operating Documents and a good standing certificate of each Borrower certified by the Secretary of State of the State of Nevada or Florida, as applicable and good standing certificates from each state where each Borrower is qualified to do business as a foreign entity, in each case as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)

duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)

a payoff letter or other termination letter acceptable to the Bank from RBC Centura Bank;

(f)

evidence that (i) the Liens securing Indebtedness owed by Borrowers to RBC Centura Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g)

certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)

the Perfection Certificate executed by Relm Wireless;

(i)

landlord’s consents executed by the applicable landlord in favor of Bank for each of Borrowers’ leased locations;

(j)

evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(k)

payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2

Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)

except as otherwise provided in Section 3.4, timely receipt of an executed Advance Form;

(b)

the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)

as of the date of any Advance, Borrowers shall be in compliance with the minimum Tangible Net Worth covenant in Section 6.7(b); and

(d)

in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3

Covenant to Deliver.

Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Each Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of either Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4

Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time on the Funding Date of the Advance.  Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

CREATION OF SECURITY INTEREST

4.1

Grant of Security Interest.  Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If either Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Borrower.

4.2

Authorization to File Financing Statements.  Each Borrower hereby authorizes Bank to file financing statements, without notice to either Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant as follows:

5.1

Due Organization, Authorization; Power and Authority.  Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business.  In connection with this Agreement, Borrowers have delivered to Bank a completed certificate signed by Relm Wireless, entitled “Perfection Certificate”.  Each Borrower represents and warrants to Bank that (a) each Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth each Borrower’s place of business, or, if more than one, its chief executive office as well as each Borrower’s mailing address (if different than its chief executive office); (e) each Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrowers and each of their Subsidiaries is accurate and complete (it being understood and agreed that Borrowers may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If either Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of either Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which either Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which either Borrower is bound.  Neither Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on such Borrower’s business.

5.2

Collateral.  Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Each Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that either Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrowers will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Each Borrower has the valid right to use licensed software that is embedded in its inventory and off-the-shelf software used in its business, and each Borrower is the sole owner of its other intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of each Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on such Borrower’s business.  Except as noted on the Perfection Certificate, neither Borrower is a party to, nor is it bound by, any material license or other agreement with respect to which such Borrower is the licensee (a) that prohibits or otherwise restricts either Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.  Each Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).  Each Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3

Accounts Receivable; Inventory.  For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be.  If an Event of Default has occurred and is continuing or if Bank otherwise deems it necessary in its good faith judgment, Bank may notify any Account

Debtor owing either Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Neither Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.  Each Borrower shall direct all Account Debtors to make payments in respect of all Accounts to a lockbox maintained with the Bank.

For any item of  Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and  (e) is located at the locations identified by Borrowers in the Perfection Certificate where either Borrower maintains Inventory (or any location permitted under Section 7.2).

5.4

Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against either Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000).

5.5

No Material Deviation in Financial Statements.  All consolidated financial statements for Borrowers and any of their Subsidiaries delivered to Bank fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations.  There has not been any material deterioration in either Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6

Solvency.  The fair salable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; neither Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7

Regulatory Compliance.  Neither Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither of the Borrowers nor any of their Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of either Borrower’s or any of its Subsidiaries’ properties or assets has been used by either Borrower or any Subsidiary or, to the best of each Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8

Subsidiaries; Investments.  Neither Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9

Tax Returns and Payments; Pension Contributions.  Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower.  Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Each Borrower is unaware of any claims or adjustments proposed for any of either Borrower's prior tax years which could result in additional taxes becoming due and payable by either Borrower.

Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of either Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10

Use of Proceeds.  Each Borrower shall use the proceeds of the Credit Extensions solely as working capital, to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11

Full Disclosure.  No written representation, warranty or other statement of either Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1

Government Compliance.

(a)

Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations.  Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on such Borrower’s business.

(b)

Obtain all of the Governmental Approvals necessary for the performance by such Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2

Financial Statements, Reports, Certificates.

(a)

Deliver to Bank:  (i) as soon as available, but no later than fifteen (15) days after filing with the Securities Exchange Commission (or, if not timely filed, not later than fifteen (15) days after the same were due to have been filed with the Securities Exchange Commission), Borrowers’ 10K, 10Q, and 8K reports; (ii) within sixty (60) days prior to the end of each fiscal year, an annual operating budget (which shall include a balance sheet, income statement and cash flow statement presented in monthly or quarterly format) for the following fiscal year, together with any related business forecasts used in the preparation of such annual financial projections, and any material updates to such projections and operating budget must be delivered to the Bank within fifteen (15) days of such update; (iii) a prompt report of any legal actions pending or threatened against either Borrower or any Subsidiary that could result in damages or costs to either Borrower or any Subsidiary of $100,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

Borrowers’ 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Borrowers post such report or provides a link thereto on Borrowers’ or another website on the Internet.

(b)

Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment.

(c)

Within thirty (30) days after the last day of each month, deliver to Bank its monthly financial statements together with a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d)

Allow Bank to audit Borrowers’ Collateral at Borrowers’ expense.  Bank anticipates that such audits shall be conducted no more often than once annually, unless an Event of Default has occurred and is continuing.  The Initial Audit shall be performed within 90 days after the Effective Date.

6.3

Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between either Borrower and its Account Debtors shall follow Borrowers’ customary practices as they exist at the Effective Date.  Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000).

6.4

Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5

Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to Twenty Five Dollars ($25,000) with respect to any loss, but not exceeding Fifty Thousand Dollars ($50,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrowers fail to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6

Operating Accounts.

(a)

Maintain its primary and its Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank.

(b)

Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that either Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of each Borrower’s employees and identified to Bank by Borrower as such.

6.7

Financial Covenants.

Borrowers shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrowers and their Subsidiaries:

(a)

Adjusted Quick Ratio.  A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.75 to 1.0.

(b)

Tangible Net Worth.  A Tangible Net Worth of at least $24,000,000, increasing by (i) 50% of quarterly net profits and (ii) 75% of the net proceeds received from issuances of equity and issuances of Subordinated Debt, in each case received after the Effective Date.

6.8

Protection and Registration of Intellectual Property Rights.  Each Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.  If either Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If either Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Each Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9

Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Borrower and its officers, employees and agents and each Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to such Borrower.

6.10

Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of either Borrower or any of its Subsidiaries.

6.11

Collection of Accounts.  Each Borrower shall direct all Account Debtors to make payments in respect of all Accounts to a lockbox maintained with the Bank.

NEGATIVE COVENANTS

Neither Borrower shall do any of the following without Bank’s prior written consent:

7.1

Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)

Transfers in the ordinary course of business for reasonably equivalent consideration;

(b)

Transfers to the other Borrower or any of its Subsidiaries from either Borrower or any of its Subsidiaries;

(c)

Transfers of property in connection with sale-leaseback transactions;

(d)

Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of either Borrower or its Subsidiaries;

(e)

Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of either Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of either Borrower’s title in the licensed property;

(f)

Transfers otherwise permitted by the Loan Documents;

(g)

sales or discounting of delinquent accounts in the ordinary course of business;

(h)

Transfers associated with the making or disposition of a Permitted Investment;

(i)

Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

(j)

Transfers of obsolete equipment having no value in the ordinary course of Borrowers’ business.

7.2

Changes in Business; Change in Control; Jurisdiction of Formation.

Engage in any material line of business other than those lines of business conducted by Borrowers and their Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or permit or suffer any Change in Control.  Neither Borrower will, without prior written notice, change its jurisdiction of formation or the location or locations at which components of the Collateral are maintained.

7.3

Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) Borrower is the surviving entity or (b) such merger or consolidation is a Transfer otherwise permitted pursuant to Section 7.1 hereof.

7.4

Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5

Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting either Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of either Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6

Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.

7.7

Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions ; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8

Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of either Borrower except for (a) transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrowers, among Borrowers and their Subsidiaries and among Borrowers’ Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9

Subordinated Debt.  Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Relm Wireless’ capital stock or other Subordinated Debt; (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder; or (d) other purchases or payments of Subordinated Debt.  All amounts due by either Borrower or any of its Subsidiaries to any officer, shareholder or director, and all future seller notes owing by either Borrower or any Subsidiary to any other Person, shall in each case be subordinated to the Obligations pursuant to subordination agreements in form and substance satisfactory to the Bank in its sole discretion.

7.10

Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on either Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of either Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1

Payment Default.  Either Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2

Covenant Default.

(a) Either Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.11 or violates any covenant in Section 7, provided, however, that Borrowers’ failure to comply with the minimum Tangible Net Worth covenant contained in Section 6.7(b) shall not be deemed an Event of Default so long as no Advances are then outstanding; or

(b) Either Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3

Material Adverse Change.  A Material Adverse Change occurs;

8.4

Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of either Borrower or of any entity under control of either Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of either Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of either Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents either Borrower from conducting any part of its business;

8.5

Insolvency.  (a) Either Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) either Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against either Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6

Other Agreements.  If either Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7

Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against either Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8

Misrepresentations.  Either Borrower or any Person acting for either Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9

Subordinated Debt.  A default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10

Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

BANK’S RIGHTS AND REMEDIES

9.1

Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)

declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)

stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers, or either of them, and Bank;

(c)

demand that Borrowers, or either of them, (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)

terminate any FX Forward Contracts;

(e)

settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing either Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)

make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)

apply to the Obligations any (i) balances and deposits of either Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of either Borrower;

(h)

ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, either Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)

place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)

demand and receive possession of each Borrower’s Books; and

(k)

exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2

Power of Attorney.  Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under either Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3

Protective Payments.  If either Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4

Application of Payments and Proceeds.  Neither Borrower shall have any right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by either Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrower shall remain jointly and severally liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5

Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6

No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrowers, or either of them, of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7

Demand Waiver.  Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable.

NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon sender’s receipt of electronic confirmation of recipient’ s receipt, when sent by electronic mail or facsimile transmission, provided that if such notice or other communication is not sent during the recipient’s normal business hours, then on the next Business Day for the recipient; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrowers may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:

c/o Relm Wireless Corporation

7100 Technology Drive

West Melbourne, Florida  32904

Attn:  Bill Kelly

Fax:  321-984-0168

Email:  bkelly@relm.com

If to Bank:

Silicon Valley Bank

3353 Peachtree Road, NE

Suite M-10

Atlanta, Georgia  30326

Attn:  Thomas Armstrong

Fax:  (404) 467-4467

Email:  TArmstrong@svb.com

CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Georgia law governs the Loan Documents without regard to principles of conflicts of law.  Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Fulton County, Georgia; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

GENERAL PROVISIONS

12.1

Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Neither Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to either Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2

Indemnification.  Borrowers agree to jointly and severally indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrowers, or either of them (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3

Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4

Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5

Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6

Amendments in Writing; Integration.  All amendments to this Agreement must be in writing and signed by both Bank and Borrowers.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.  The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7

Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8

Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9

Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose either Borrower’s identity or the identity of any person associated with either Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10

Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrowers, or either of them, and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11

Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein, the Borrowers shall be jointly and severally liable for all Obligations.

DEFINITIONS

13.1

Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to either Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents

(including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) 85% of Eligible Accounts plus (b) 20% of the value of Borrowers’ Eligible Inventory (valued at the lower of cost or wholesale fair market value), provided that Eligible Inventory is less than the lesser of (i) $500,000 or (ii) 20% of the sum of (w) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), (x) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), (y) the FX Reduction Amount, and (z) cash maintained by either Borrower at Bank, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing amount or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.  The percentages and limitations contained in the Borrowing Base are subject to change based upon the completion of the Initial Audit, to be completed within 90 days after the Effective Date and to be satisfactory to the Bank in its sole discretion.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of either Borrower or other than the Principal or a Related Party of the Principal, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Relm Wireless, representing twenty-five percent (25%) or more of the combined voting power of Relm Wireless’ then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Relm Wireless (together with any new directors whose election by the Board of Directors of Relm Wireless was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved during such period) cease for any reason other than death or disability to constitute a majority of the directors then in office.  For purposes hereof, (i) “Principal” means Donald F.U. Goebert and (ii) “Related Party” means with respect to the Principal, (x) any spouse or immediate family member of the Principal, (y) any trust, corporation, partnership or other entity of which the beneficiaries, stockholders, partners, owners or persons beneficially holding fifty-one percent (51%) or more thereof consist of the Principal and/or such other persons referred to in the immediately preceding clause (x) or (z) the trustee(s) of any such trust referred to in the immediately preceding clause (y).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Georgia, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the Revolving Line minus all outstanding Credit Extensions.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which either Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which either Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Equipment Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrowers’ benefit.

“Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Relm Wireless’ deposit account, account number 3300413466, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature pages hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrowers’ business that meet all Borrowers’ representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Eligible Accounts shall not include:

(a)

Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)

Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)

Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing.;

(d)

Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e)

Accounts owing from an Account Debtor, to the extent that either Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by either Borrower in the ordinary course of its business;

(f)

Accounts for which the Account Debtor is a Borrower’s Affiliate, officer, employee, or agent;

(g)

Accounts with credit balances over ninety (90) days from invoice date;

(h)

Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrowers exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing (it being understood, for purposes of this clause (h) only, that any agency or instrumentality of the United States Federal Government or any state or local government shall not constitute an Affiliate of any other unrelated agency or instrumentality of any such government);

(i)

Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof in an aggregate amount in excess of $1,500,000 unless the applicable Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)

Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)

Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)

Accounts subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of a Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)

Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of a Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)

Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)

Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, the applicable Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower (sometimes called “bill and hold” accounts);

(p)

Accounts for which the Account Debtor has not been invoiced;

(q)

Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrowers’ business;

(r)

Accounts for which a Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s)

Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by a Borrower);

(t)

Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u)

Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Eligible Inventory” means Inventory that meets all of Borrowers’ representations and warranties in Section 5.3 and is otherwise acceptable to Bank in all respects.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of a Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by a Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrowers’ Accounts, the Collateral, and each Borrower’s Books.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by a Borrower or any Guarantor, and any other present or future agreement between a Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition

(financial or otherwise) of Borrowers; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrowers shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $100,000.

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrowers and their Subsidiaries for such period taken as a single accounting period.

“Obligations” are each Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts either Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of each Borrower assigned to Bank, and the performance of each Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)

purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $50,000 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)

distributions or dividends consisting solely of a Borrower's capital stock;

(c)

purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)

purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)

purchases of capital stock pledged as collateral for loans to employees;

(f)

purchases of capital stock in connection with the exercise of stock options, warrants or other convertible securities or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)

purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h)

the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

 “Permitted Indebtedness” is:

(a)

Borrowers’ Indebtedness to Bank under this Agreement and any other Loan Document;

(b)

(i) any Indebtedness that does not exceed $100,000 in principal amount existing on the Effective Date, and (ii) any Indebtedness in excess of $100,000 in principal amount existing on the Effective Date and shown on the Perfection Certificate;

(c)

Subordinated Debt;

(d)

unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e)

guaranties of Permitted Indebtedness;

(f)

Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)

Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrowers against fluctuations in interest rates, currency exchange rates, or commodity prices;

(h)

Indebtedness between Borrowers, either Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries;

(i)

Indebtedness with respect to documentary letters of credit;

(j)

capitalized leases and purchase money Indebtedness not to exceed $100,000 in the aggregate in any fiscal year secured by Permitted Liens;

(k)

Indebtedness of entities acquired in any permitted merger or acquisition transaction; and

(l)

refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a)

Investments existing on the Effective Date;

(b)

(i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;

(c)

Investments approved by Relm Wireless’ Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)

Investments in or to a Borrower or any of its Subsidiaries;

(e)

Investments consisting of Collateral Accounts in the name of a Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts;

(f)

Investments consisting of extensions of credit to a Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of a Borrower;

(g)

Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(h)

Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(i)

Investments acquired as a result of a foreclosure with respect to any secured Investment;

(j)

Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices; and

(k)

Investments consisting of loans and advances to employees in an aggregate amount not to exceed $25,000.

“Permitted Liens” are:

(a) (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b)

Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)

Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by a Borrower or its Subsidiaries incurred for financing such property pursuant to Indebtedness permitted under clause (j) of the definition of “Permitted Indebtedness” (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), other than Accounts and Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts and Inventory, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), so long as such financing is permitted under clause (j) of the definition of “Permitted Indebtedness”;

(d)

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)

leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrowers’ business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)

non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(g)

leases or subleases granted in the ordinary course of Borrowers’ business, including in connection with a Borrower’s leased premises or leased property;

(h)

Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)

Liens in favor of other financial institutions arising in connection with a Borrower’s deposit or securities accounts held at such institutions;

(j)

Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $100,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; and

(k)

Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, Borrowers’ consolidated, unrestricted cash and Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Borrower.

“Revolving Line” is an Advance or Advances in an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

“Revolving Line Maturity Date” is October 23, 2010.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is Indebtedness incurred by a Borrower subordinated to Borrowers’ Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing and, to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Tangible Net Worth” is, on any date, (a) stockholders’ equity minus (b) any amounts attributable to goodwill.  Tangible Net Worth shall be reduced by any non-cash related accounting adjustments to deferred tax assets on a one to one basis.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by a Borrower, but excluding all other Subordinated Debt.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

RELM WIRELESS CORPORATION

By	/s/ William P. Kelly
Name:	William P. Kelly
Title:	Executive Vice President and Chief Financial Officer

RELM COMMUNICATIONS, INC.

By	/s/ William P. Kelly
Name:	William P. Kelly
Title:	Executive Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ Thomas Armstrong
Name:	Thomas Armstrong
Title:	Vice President
Effective Date: October 23, 2008